                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant / /

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 GENERAL CIGAR HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------

     (3) Filing Party:
         -----------------------------------------------------------------------

     (4) Date Filed:
         -----------------------------------------------------------------------

                          GENERAL CIGAR HOLDINGS, INC.

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 20, 1999

    PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of General Cigar Holdings, Inc. ("General Cigar") will be held in the Auditorium on the 11th floor of the offices of the Corporate Headquarters of Chase Manhattan Bank, 270 Park Avenue, New York, N.Y. on the 20th day of April 1999, at 10:00 A.M., local time, to consider and act upon:

    1.  The election of directors of General Cigar;

    2. The approval of the selection of General Cigar's independent accountants for 1999; and

    3. Such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

    Only stockholders of record at the close of business on March 1, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

                                          A. ROSS WOLLEN
                                          SECRETARY

Dated: March 8, 1999

                          GENERAL CIGAR HOLDINGS, INC.
                             387 PARK AVENUE SOUTH
                         NEW YORK, NEW YORK 10016-8899

                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement is furnished to the stockholders of General Cigar Holdings, Inc. ("General Cigar") in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders to be held on April 20, 1999 at 10:00 A.M., local time, in the Auditorium on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue, New York, N.Y., for the purposes set forth in the accompanying notice of meeting.

                                    GENERAL

    This solicitation is being made on behalf of the Board of Directors of General Cigar. The initial distribution of proxy materials is expected to be made on or about March 8, 1999. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised. Proxies received by the Board of Directors in such form will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted (i) for the election of directors as described in this Proxy Statement; and (ii) for approval of the selection of PricewaterhouseCoopers LLP as independent accountants for General Cigar for 1999. For voting purposes (as opposed to for purposes of establishing a quorum) abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether the other matters to be voted on have been approved. Proposals by stockholders for General Cigar's 2000 Annual Meeting of Stockholders must be received by General Cigar before November 1, 1999 if such proposal is to be considered for inclusion in the 2000 proxy materials of General Cigar. Any such proposal received after January 25, 2000 will be considered untimely for purposes of the 2000 Annual Meeting, and proxies delivered for the 2000 Annual Meeting will confer discretionary authority to vote on any such matters.

    Management knows of no matters which may be brought before the Annual Meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxy in accordance with their judgment on such matters.

    The cost of solicitation of proxies by the Board of Directors will be borne by General Cigar. Such solicitation will be made by mail and in addition may be made by officers and employees of General Cigar personally or by telephone, e-mail, facsimile or telegram. Proxies and proxy material will also be distributed through brokers, custodians and other similar parties.

    Each holder of a share of Class A Common Stock, par value $0.01 per share, of General Cigar (the "Class A Common Stock") will be entitled to one vote for each share held of record by such person at the close of business on March 1, 1999 (the "Record Date"), which is the record date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Each holder of a share of Class B Common Stock, par value $0.01 per share, of General Cigar (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") will be entitled to ten votes for each share held of record by such person at the close of business on the Record Date. As of such date, General Cigar had outstanding 12,597,338 shares of Class A Common Stock (excluding 1,233,700 shares of treasury stock) and 13,801,811 shares of Class B Common Stock (none of which are shares of treasury stock). 9,935,888 shares of Class B Common Stock, representing 72% of the outstanding shares of Class B Common Stock, are held by members of the Cullman & Ernst Group (See "Security Ownership of Management and Principal Holders"). The Cullman & Ernst Group beneficially owns shares of Common Stock representing approximately 66% of the total voting power of the outstanding Common Stock. Although no formal voting arrangement exists among the members of the Cullman & Ernst Group, certain members of the Cullman & Ernst Group have informed General Cigar that they will vote for the election of the nominees for election to the Board of Directors identified herein and for the ratification of PricewaterhouseCoopers LLP as General Cigar's independent public accountants. The affirmative vote of all of the members of the Cullman & Ernst Group would be sufficient, without the concurring vote of any other stockholder of General Cigar, to approve and adopt each of the proposals to be considered at the Annual Meeting.

    The Class A Common Stock trades on the New York Stock Exchange under the symbol MPP. Each share of Class B Common Stock is convertible into a share of Class A Common Stock at the option of the holder and automatically upon sale.

    As used herein, the term "Company" refers to General Cigar Holdings, Inc. and its predecessor, Culbro Corporation ("Culbro"), and their respective subsidiaries, including the principal operating subsidiary, General Cigar Co., Inc. On August 29, 1997, Culbro merged with and into General Cigar (the "Merger"), with General Cigar as the surviving corporation. Prior to the initial public offering of Class A Common Stock in February 1997 (the "IPO", and together with the Merger, the "Reorganization"), General Cigar was a wholly-owned subsidiary of Culbro.

                            I. ELECTION OF DIRECTORS

    At the 1999 Annual Meeting of Stockholders, eleven (11) directors (which will comprise the entire Board) are to be elected. The Board of Directors proposes the nominees listed below for election as directors to serve until the Annual Meeting of Stockholders next year and until their successors are duly elected and qualified. All of the nominees have served as directors since May 1997. All of the nominees except Susan R. Cullman also served as directors of Culbro for more than six years and from the time of General Cigar's 1997 annual meeting of shareholders until the consummation of the Merger. The directors must be elected by a plurality of the votes cast in person or by proxy by stockholders entitled to vote at the meeting. If for any reason any nominee or nominees become unavailable for election, the proxy holders will vote for such substitute nominee or nominees as may be designated by the Board of Directors.

                        INFORMATION CONCERNING DIRECTORS

         NAME (LETTERS             (AGE) AND
            REFER TO               DATE SINCE              PRINCIPAL
           COMMITTEE               WHICH HAS             OCCUPATION AND                   ALSO SERVES AS A
          MEMBERSHIPS,            CONTINUOUSLY              BUSINESS                      DIRECTOR OF THE
           IDENTIFIED             SERVED AS A          EXPERIENCE DURING                     FOLLOWING
             BELOW)               DIRECTOR(1)          PAST FIVE YEARS(2)                   CORPORATIONS
--------------------------------  ------------  --------------------------------  --------------------------------
Bruce A. Barnet.................  (53) 1990     President and Chief Executive     American Business Press;
(a, b, g)                                       Officer of Cahners Business       Mainspring Communications; Reed
                                                Information (1996); President     Elsevier, Inc.
                                                and Chief Executive Officer of
                                                Cowles Enthusiast Media
                                                (1993-1996)

John L. Bernbach................  (55) 1988     Chairman and Chief Executive      North American Television, Inc.;
(a, e, f, g)                                    Officer of The Bernbach Group,    Northbridge Programming, Inc.;
                                                Inc.-- consulting (1994);         Sportsworld Media Group
                                                Chairman and Chief Executive
                                                Officer of North American
                                                Television, Inc.--television
                                                distribution; Vice Chairman of
                                                DDB Needham Worldwide, Inc.
                                                (1993-1994)

Edgar M. Cullman (3)............  (81) 1961     Chairman of the Board of          Centaur Communications Limited;
(c, d, e)                                       Directors (1996); Chief           Bloomingdale Properties, Inc.;
                                                Executive Officer of Culbro       Griffin Land & Nurseries,
                                                Corporation (1962-1996)           Inc.;(5)

Edgar M. Cullman, Jr. (3).......  (53) 1982     President and Chief Executive     Bloomingdale Properties, Inc.;
(c, d, f, g)                                    Officer (1996); Chief Executive   Doral Financial Corporation;(5)
                                                Officer of Culbro Corporation
                                                (1996-1997); President and Chief
                                                Operating Officer of Culbro
                                                Corporation (1984-1996);
                                                President of Culbro Land
                                                Resources, Inc. (1995)
                                                (1992-1993)

         NAME (LETTERS             (AGE) AND
            REFER TO               DATE SINCE              PRINCIPAL
           COMMITTEE               WHICH HAS             OCCUPATION AND                   ALSO SERVES AS A
          MEMBERSHIPS,            CONTINUOUSLY              BUSINESS                      DIRECTOR OF THE
           IDENTIFIED             SERVED AS A          EXPERIENCE DURING                     FOLLOWING
             BELOW)               DIRECTOR(1)          PAST FIVE YEARS(2)                   CORPORATIONS
--------------------------------  ------------  --------------------------------  --------------------------------
Susan R. Cullman (3)............  (48) 1997     Co-Chairperson; Republican        Choate Rosemary Hall Foundation
(c, f, g)                                       Pro-Choice Coalition (1995)

John L. Ernst (4)...............  (58) 1983     Chairman of the Board and         Doral Financial Corporation;
(b, c, e)                                       President of Bloomingdale         Griffin Land & Nurseries, Inc.
                                                Properties, Inc.

Thomas C. Israel................  (54) 1989     Chairman of A.C. Israel
(b, g)                                          Enterprises, Inc.-- investments

Dan W. Lufkin...................  (67) 1976     Private investor                  Allen & Co., Inc.; Syratech,
(a, b, c, d, e)                                                                   Inc.

Graham V. Sherren...............  (61) 1987     Chairman and Chief Executive      Duplo International Ltd.; Gieves
(g)                                             Officer of Centaur                Group Ltd.; Hundred Acre
                                                Communications                    Securities Ltd.; InType Ltd.
                                                Limited--publisher of magazines
                                                and trade periodicals in the
                                                United Kingdom

Peter J. Solomon................  (60) 1980     Chairman of Peter J. Solomon      Monro Muffler Brake, Inc.;
(b, d)                                          Company Limited and Peter J.      Office Depot, Inc.; Phillips- Van
                                                Solomon Securities Company        Heusen Corporation
                                                Limited

Francis T. Vincent, Jr. ........  (60) 1992     Vincent Enterprises; Private      Oakwood Homes Corp.; Time
(a, b, g)                                       investor                          Warner, Inc.; Westfield America,
                                                                                  Inc.

------------------------

Member of the: (a) Audit Committee; (b) Compensation Committee; (c) Executive Committee; (d) Finance Committee; (e) Nominating Committee; (f) Public Policy Committee; and (g) Strategic Planning Committee

(1) Except for Susan R. Cullman, who was elected as a director of General Cigar in 1997, each director shown as serving on the Board of Directors prior to 1997 served as a director of Culbro, which was merged into General Cigar.

(2) Except as otherwise indicated each director has had the same principal occupation during the past five years. Positions not otherwise identified are with the Company.

(3) Mr. Cullman is the father of Mr. Cullman, Jr. and Ms. Cullman.

(4) Mr. Ernst is the nephew of Mr. Edgar M. Cullman.

(5) Messrs. Cullman served as directors of The Eli Witt Company which filed for relief from its creditors under Chapter 11 of the Federal Bankruptcy Code in November 1996.

    The Board of Directors held 11 meetings during 1998. The Company has the following Committees of the Board of Directors: Audit, Compensation, Executive, Finance, Nominating, Public Policy and Strategic Planning. Committee memberships of the Board of Directors are indicated in the above table. Directors as a whole attended approximately 90% of the aggregate of all Board and Committee meetings (of Committees of which they were members). No director attended less than 75% of the aggregate of all Board and Committee meetings, except Mr. Lufkin.

    Members of the Board of Directors who are not employees of the Company received $20,000 per year and $900 for each Board and Committee meeting attended in 1998. Committee chairpersons received $1,300 for each Committee meeting attended, except for the chairpersons of the Audit and Compensation Committees who received $1,600. Reduced amounts were paid if more than one meeting was held on any day. Non-employee directors who are not members of the Cullman & Ernst Group participate in the Company's stock option plans for non-employee directors.

    The Audit Committee, whose Chairman is Mr. Vincent, reviews audit reports and the scope of audit by both the Company's internal audit staff and its independent accountants and related matters pertaining to the preparation and examination of the Company's financial statements. From time to time such Committee makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Company's independent accountants. The Audit Committee held 2 meetings in 1998. At a meeting on January 28, 1999 the Committee recommended to the Board of Directors the selection of PricewaterhouseCoopers LLP (See "Selection of Independent Accountants").

    The Nominating Committee, whose Chairman is Mr. Ernst, recommended to the Board of Directors the election of the director-nominees proposed in this Proxy Statement for election by the stockholders. The Nominating Committee reviews incumbent directors and the qualifications of candidates suggested from all sources, including Board members, management and stockholders. Stockholders desiring to recommend candidates for election as directors at the Company's Annual Meeting of Stockholders in 2000 should submit names and appropriate biographical information to the Secretary of the Company before December 1, 1999.

    For information about the Compensation Committee, see Compensation Committee Report on Executive Compensation--Interlocks and Insider Participation.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

    The following table lists the number of shares and exercisable options to purchase shares of Common Stock of the Company beneficially owned or held by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock (ii) the nominees for election as directors (who are all current directors), (iii) the Named Executive Officers (as defined) and (iv) all directors and executive officers of the Company collectively. Information with respect to the Class A Common Stock held by each person or group of persons includes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by such person or group of persons, such that each share of Class B Common Stock is also reflected as a share of Class A Common Stock.

                                                                   CLASS A COMMON STOCK          CLASS B COMMON STOCK
                                                               ----------------------------  ----------------------------
                                                                  SHARES                        SHARES
                                                               BENEFICIALLY    PERCENT OF    BENEFICIALLY    PERCENT OF
NAME AND ADDRESS (1)                                             OWNED (2)      TOTAL(3)       OWNED (2)      TOTAL(3)
-------------------------------------------------------------  -------------  -------------  -------------  -------------
Edgar M. Cullman (4).........................................      4,242,783         25.2%       4,242,574         30.7%
Edgar M. Cullman, Jr. (4)....................................      3,896,960         23.6        3,896,923         28.2
Louise B. Cullman (4)........................................      3,662,153         22.5        3,662,129         26.5
Susan R. Cullman (4).........................................      3,372,452         21.1        3,372,424         24.4
Lucy C. Danziger (4).........................................      4,573,136         26.6        4,573,106         33.1
John L. Ernst (4)............................................      1,860,784         12.9        1,860,772         13.5
B. Bros. Realty Limited Partnership (5)......................      1,039,339          7.6        1,039,338          7.5
Gabelli Funds, Inc. (6)......................................      3,946,476         14.9        2,485,976         18.0
Wellington Management Company, LLP (7).......................        920,900          7.3
Gilder Gagnon Howe & Co. LLC (8).............................      1,717,392         13.6
Bruce A. Barnet..............................................         18,226        *                  444        *
John L. Bernbach.............................................          2,667        *                2,667        *
Thomas C. Israel.............................................         40,010        *               22,228        *
Dan W. Lufkin................................................        137,237          1.1           62,237        *
Graham V. Sherren............................................          2,222        *                2,222        *
Peter J. Solomon.............................................         22,227        *                4,445        *
Francis T. Vincent, Jr.......................................         22,227        *                4,445        *
Joseph C. Aird...............................................         71,208        *               53,323        *
A. Ross Wollen...............................................        166,355          1.3           75,859        *
All directors and executive officers collectively, consisting
  of 14 persons (9)..........................................      9,451,188         43.4        9,196,524         66.6

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address of each person listed is c/o General Cigar Holdings, Inc., 387 Park Avenue South, New York, New York 10016.

(2) This information reflects the definition of beneficial ownership adopted by the Securities and Exchange Commission. Beneficial ownership reflects sole investment and voting power, except as reflected in footnote 4. Where more than one person shares investment and voting power in the same shares, such shares may be shown more than once. Such shares are reflected only once, however, in the total for all directors and officers. Includes under Class A Common Stock options exercisable within 60 days. Excluded are shares held by charitable foundations and trusts of which members of the Cullman and Ernst families, including persons referred to in footnote 4, are officers and directors. As of November 28, 1998, a group (the "Cullman & Ernst Group") consisting of Edgar M. Cullman, Edgar M. Cullman, Jr., Susan R. Cullman, direct members of their families and trusts for their benefit; John L. Ernst, his sister and direct members of their families and trusts for their benefit; a partnership in which members of the Cullman and Ernst families hold substantial direct and indirect interests and charitable foundations and trusts of which members of the Cullman and Ernst families are directors or trustees, owned an aggregate of approximately 9,935,888 shares of the Class B Common Stock (approximately 72% of the outstanding shares of Class B Common Stock). Among others, Edgar M. Cullman, Edgar M. Cullman, Jr., their wives, Susan R. Cullman and Mr. Ernst hold investment and voting power or shared investment and voting power over such shares. Certain of such shares are pledged as security for loans payable under standard pledge arrangements. A form filed with the Securities and Exchange Commission on behalf of the Cullman & Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares but that there is an informal understanding that the persons and entities included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

(3) The Cullman & Ernst Group beneficially owns shares of Common Stock representing approximately 66% of the total voting power of the outstanding Common Stock.

(4) Included within the shares shown as beneficially owned by Edgar M. Cullman are 3,749,401 shares of Class B Common Stock in which he holds shared investment and/or voting power; included within the shares shown as beneficially owned by John L. Ernst are 1,828,544 shares of Class B Common Stock in which he holds shared investment and/or voting power; included within the shares shown as beneficially owned by Edgar M. Cullman, Jr. are 3,262,664 shares of Class B Common Stock in which he holds shared investment and/or voting power; and included within the shares shown as beneficially owned by Susan R. Cullman are 2,982,259 shares of Class B Common Stock in which she holds shared investment and/or voting power. Included within the shares shown as beneficially owned by Louise B. Cullman are 3,202,413 shares of Class B Common Stock in which she holds shared investment and/or voting power; and included within the shares shown as beneficially owned by Lucy C. Danziger are 4,209,272 shares of Class B Common Stock in which she holds shared investment and/or voting power. Excluded in each case are shares held by charitable foundations and trusts in which such persons or their families or trusts for their benefit are officers and directors. Messrs. Cullman, Ernst and Cullman, Jr. and Susan R. Cullman disclaim beneficial interest in all shares over which there is shared investment and/or voting power and in all excluded shares. Louise B. Cullman is the wife of Edgar M. Cullman; Susan R. Cullman and Lucy R. Danziger are the daughters of Edgar M. Cullman and Louise B. Cullman.

(5) The address of B. Bros. Realty Limited Partnership is 641 Lexington Avenue, New York, New York 10022.

(6) Such person's percentage of the total outstanding shares of Class A Common Stock has been calculated assuming the conversion of all shares of Class B Common Stock held by all holders of Class B Common Stock. Assuming that such person (and no other holder of Class B Common Stock) were to convert all of such person's shares of Class B Common Stock into shares of Class A Common Stock, such person's percentage of the total outstanding shares of Class A Common Stock would be 26.2%. The address of such person is Gabelli Funds, Inc., One Corporate Center, Rye, New York, New York 10580. A form filed with the Securities and Exchange Commission in September 1991 and amended as of December 18, 1998 by Gabelli Funds, Inc., indicates that the securities have been acquired by Gabelli Funds, Inc. and its wholly-owned subsidiaries on behalf of their investment advisory clients. The Company has been informed that no individual client of Gabelli Funds, Inc. has ownership of more than 5% of the Company's outstanding Common Stock.

(7) The address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109. A form filed with the Securities and Exchange Commission as of December 31, 1998 by WMC indicates that most of these shares are held in individual customer accounts.

(8) The address of Gilder Gagnon Howe & Co. LLC ("Gilder Gagnon") is 1775 Broadway, New York, New York 10019. A form filed with the Securities and Exchange Commission on February 2, 1999 by Gilder Gagnon indicates that most of these shares are held in individual customer accounts.

(9) Excluding shares held by Messrs. Polite and Green, former executive officers of the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based upon its involvement in the preparation of certain of such forms, a review of the copies of other such forms received by it and the written representations from certain reporting entities that no Form 5 was required for each such entity, the Company believes that with respect to 1998 all such Section 16(a) filing requirements were satisfied, except for Mr. Lufkin, whose filing of a Form 4 with respect to purchases of the Company's Class A Common Stock was untimely.

                       INTERESTS IN CERTAIN TRANSACTIONS

    For the information of stockholders, attention is called to the following transactions between the Company and other parties in which the persons mentioned below might have had a direct or indirect interest.

    1. The interior design firm of Cullman & Kravis, which is owned by a member of the Cullman & Ernst Group, provided interior design services for the Company's Club Macanudo cigar bar in Chicago, Illinois, and for renovations to the Company's Club Macanudo New York City facilities. In 1998, the Company and Club Macanudo paid a total of approximately $17,000 to such firm in fees and commissions (other than reimbursements for furnishings purchased for the Company). Elissa Cullman, owner of the firm, is the wife of Edgar M. Cullman, Jr.

    2. The Company entered into an agreement with John L. Bernbach in 1997 pursuant to which Mr. Bernbach provides consulting services to the Company with respect to its international operations. During the Company's 1998 fiscal year, Mr. Bernbach received advisory fees of $75,000 pursuant to such agreement.

    3. Messrs. Cullman are members of the Board of Directors, and Mr. Ernst is Chairman and President, of Bloomingdale Properties, Inc., which provides the Company with real estate management and advisory services. In 1998, the Company paid Bloomingdale Properties, Inc. a fee of approximately $174,000 for management of the Company's New York office building and for other real estate advisory services.

    4. Peter J. Solomon Company Limited ("PJSC"), whose Chairman is Peter J. Solomon, provides the Company with strategic and financial advisory services. In 1998, the Company paid PJSC $166,661 in fees and disbursements for such advisory services.

    5. Edgar M. Cullman, the Chairman of General Cigar, is also the Chairman of Griffin Land & Nurseries, Inc. ("Griffin"). In addition, certain members of the Cullman & Ernst Group who may be deemed to beneficially own more than five percent of General Cigar's Class B Common Stock (see "Security Ownership of Management and Principal Holders") also may be deemed to beneficially own more than five percent of the Common Stock of Griffin. Prior to the Reorganization in 1997, Griffin, as lessor, and General Cigar Co., Inc. ("General Cigar Co."), a wholly owned subsidiary of General Cigar, as lessee, entered into a lease for certain agricultural land in Connecticut and Massachusetts (the "Agricultural Lease"). The Agricultural Lease is for approximately 500 acres of arable land held by Griffin for possible development in the long-term, but which is being used by General Cigar Co. for growing Connecticut Shade wrapper tobacco. General Cigar Co.'s use of the land is limited to the cultivation of cigar wrapper tobacco. The Agricultural Lease has an initial term of ten years and provides for the extension of the lease for additional periods thereafter. In addition, at Griffin's option, the Agricultural Lease may be terminated with respect to 100 acres of such land annually upon one year's prior notice. In 1998 General Cigar made a total of $80,000 in rental payments to Griffin in respect of the Agricultural Lease.

    Also in 1997, Griffin, as lessor, and General Cigar Co., as lessee, entered into a lease for approximately 40,000 square feet of office space in the Griffin Center South office complex in Bloomfield, Connecticut (the "Commercial Lease"). The Commercial Lease has an initial term of ten years and provides for the extension of the lease for additional annual periods thereafter. In 1998 General Cigar made a total of $437,000 in rental payments to Griffin in respect of the Commercial Lease.

    In 1997, Culbro entered into a Services Agreement (the "Services Agreement") with Griffin. Pursuant to the Services Agreement, General Cigar provided Griffin, for a period of one year after the Reorganization, with certain administrative services, including internal audit, tax preparation, legal and transportation services. The Services Agreement was terminated as of July 1998 with respect to all services provided by General Cigar, except for certain transportation services, with respect to which the Services Agreement was amended and extended through June, 1999. In 1998, Griffin paid $400,000 to General Cigar under the Services Agreement.

    See Compensation Committee Interlocks and Insider Participation on page 17, for certain other interests.

    The information given in this Proxy Statement with respect to the five-year business experience of each director, beneficial ownership of stock, interlocks and the respective interests of persons in transactions to which the Company or any of its subsidiaries was a party (other than as appears from the records of the Company), is based upon statements furnished to the Company by its directors and officers.

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer, the four highest-paid executive officers, and one individual who ceased being an executive officer in 1998 (collectively, the "Named Executive Officers"), as well as the total compensation paid to each individual during the Company's last three calendar years, except where otherwise noted.

SUMMARY COMPENSATION TABLE

                                                                                                               LONG TERM
                                       ANNUAL COMPENSATION                                                COMPENSATION AWARDS
-------------------------------------------------------------------------------------------------     ----------------------------
                                                                                                                        SECURITIES
                         NAME AND PRINCIPAL                                                            OTHER ANNUAL     UNDERLYING
                            POSITION(1)                               YEAR   SALARY      BONUS        COMPENSATION(2)    OPTIONS
--------------------------------------------------------------------  ----  --------  -----------     ---------------   ----------
Edgar M. Cullman....................................................  1998  $450,000                      $12,956
  Chairman of the Board                                               1997   400,000  $   440,000(3)       12,756
                                                                      1996   400,000                       17,256

Edgar M. Cullman, Jr. ..............................................  1998   500,000                      284,829
  President and Chief Executive Officer                               1997   440,000      456,676         285,166
                                                                      1996   400,000                      289,604        444,738

A. Ross Wollen......................................................  1998   265,000                      243,996
  Senior Vice President, General Counsel and Secretary                1997   236,250      297,123(4)      244,185         25,000
                                                                      1996   225,000       55,000         244,213         22,280

Joseph C. Aird......................................................  1998   187,000                      153,810
  Senior Vice President, Chief Financial Officer, Treasurer and       1997   170,000      188,222(4)      156,254         25,000
  Acting Controller                                                   1996   145,000       45,000         153,803         13,390

Jay M. Green(5).....................................................  1998   373,000                      232,720
  Former Chief Financial Officer                                      1997   373,000                      232,894
                                                                      1996   355,000       65,000         232,432

Edward B. Polite(6).................................................  1998   400,000                                      60,000
  Former Chief Operating Officer                                      1997   285,000      386,641          23,161         40,000

------------------------

(1) Each of the executive officers identified was employed by Culbro or a subsidiary of Culbro until August 29, 1997.

(2) Amounts shown under Other Annual Compensation include matching contributions made by the Company under its Savings Plan and other miscellaneous cash benefits, but do not include funding for or receipt of retirement plan benefits (See "Employee Benefit Plans"). Amounts shown include amounts being paid annually in each of fiscal year 1997, 1998 and 1999 to Messrs. Cullman, Jr., Wollen, Green and Aird, respectively, as a result of the termination and payout of benefits under the 1995-1997 Long Term Performance Plan. See "Employee Benefit Plans--Long Term Performance Plan." Mr. Aird's payment was deferred under the Company's Deferred Incentive Compensation Plan.

(3) Special bonus awarded to Edgar M. Cullman as a result of the Company's performance in 1997.

(4) Amounts shown include special bonuses of $150,000 and $100,000 paid to Mr. Wollen and Mr. Aird, respectively, in connection with the Reorganization.

(5) See "Employee Benefit Plans--Retirement of Jay M. Green."

(6) Amounts for 1998 do not include $595,000 of expenses paid or incurred by the Company in connection with Mr. Polite's relocation from Pennsylvania and for housing in Connecticut convenient to the Company's headquarters.

                             EMPLOYEE BENEFIT PLANS

1997 STOCK PLAN

    General Cigar adopted a Stock Plan (the "1997 Stock Plan") in February 1997. A total of 3,300,000 shares of Class A Common Stock were authorized to be made available for issuance under the 1997 Stock Plan. Options granted under the 1997 Stock Plan are either incentive stock options or nonqualified options. The 1997 Stock Plan contains a limitation on the dollar amount of incentive stock options which may be granted to any employee and restrictions pertaining to any grant to an employee who beneficially owns 10% or more of the outstanding Common Stock. In connection with the IPO, more than 40 Company employees were granted incentive stock options to purchase shares of General Cigar's Common Stock under the 1997 Stock Plan. Such options had an exercise price equal to $18.00 per share (which was the price per share in the IPO) and become exercisable in three equal cumulative annual installments on each of the third, fourth and fifth anniversaries of the date of grant. See "--Stock Option Plans/Exchange of Options." As of November 28, 1998 there were 2,086,727 shares of Class A Common Stock reserved for issuance under the 1997 Stock Plan.

STOCK OPTION INFORMATION

    The following table sets forth the number of stock options granted to each of the Named Executive Officers during fiscal 1998. Neither Edgar M. Cullman, Edgar M. Cullman, Jr., A. Ross Wollen, Joseph Aird nor Jay M. Green was granted any options during fiscal 1998.

                                           INDIVIDUAL GRANTS
                                     ------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                                         VALUE
                                                     PERCENTAGE OF                                 AT ASSUMED ANNUAL
                                       NUMBER OF     TOTAL OPTIONS                               RATES OF STOCK PRICE
                                      SECURITIES      GRANTED TO      EXERCISE                     APPRECIATION FOR
                                      UNDERLYING     EMPLOYEES IN      OR BASE                   TEN YEAR OPTION TERM
                                        OPTIONS       1998 FISCAL       PRICE     EXPIRATION   -------------------------
NAME                                  GRANTED (#)        YEAR         ($/SHARE)      DATE          5%           10%
-----------------------------------  -------------  ---------------  -----------  -----------  -----------  ------------
Edward B. Polite...................       60,000            60.0%     $   19.66      1/22/08   $  578, 400  $  1,622,400

------------------------

    Edgar M. Cullman did not hold any options at 1998 fiscal year end. The following table presents the value of options exercised in fiscal 1998 and the value of unexercised options held by the other Named Executive Officers at November 28, 1998.

                                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                             UNDERLYING OPTIONS HELD      IN-THE-MONEY OPTIONS AT
                                          SHARES ACQUIRED        VALUE        AT FISCAL YEAR END (#)        FISCAL YEAR END (1)
                                            ON EXERCISE        REALIZED     --------------------------  ---------------------------
NAME                                            (#)               ($)       EXERCISABLE  UNEXERCISABLE  EXCERCISABLE  UNEXERCISABLE
--------------------------------------  -------------------  -------------  -----------  -------------  ------------  -------------
Edgar M. Cullman, Jr (2)..............              --                --        --            444,738        --            --
A. Ross Wollen........................              --                --       107,259         47,280   $    771,394   $     8,942
Joseph Aird...........................              --                --        17,885         38,390        133,944         6,546
Jay M. Green..........................              --                --       373,116        111,139      3,306,061     1,015,077
Edward B. Polite......................              --                --        60,397        122,281        431,855        10,140

------------------------

(1) The amounts presented in this column have been calculated based upon the difference between the fair market value of $9.9375 of General Cigar Common Stock on November 28, 1998 and the exercise price of each stock option.

(2) Edgar M. Cullman, Jr. was granted an option to purchase 100,000 shares of Culbro common stock in March 1996, which option was converted into an option to purchase 444,738 shares of General Cigar's Common Stock as a result of the Reorganization. Such option is exercisable in equal annual installments over five years beginning on February 21, 1999 and ending on February 21, 2003. The option was originally granted by Culbro at the exercise prices of $66.00, $66.00, $72.60, $72.60 and $80.00 for the years
    1999, 2000, 2001, 2002 and 2003, respectively, which exercise prices were reformulated as a result of the Reorganization to be approximately $13.27, $13.27, $14.60, $14.60 and $16.08 for such years, respectively.

ANNUAL INCENTIVE COMPENSATION PLAN

    The Compensation Committee meets during the first quarter of each year to assess the performance during the preceding fiscal year of the officers of the Company and to recognize and reward meritorious performance by payment of incentive compensation with respect to such year. Pursuant to a plan approved for 1998 by the Board of Directors, such annual incentive compensation was based upon predetermined percentages of each recipient's annual salary and depended upon the achievement of specified subjective and Company financial goals. The Company's 1998 financial goal of actual results compared to plan was not achieved in 1998, and no incentive compensation was paid to any Named Executive Officer with respect to 1998 under the annual incentive compensation plan.

LONG TERM PERFORMANCE PLAN

    The Long Term Performance Plan for 1995-1997 as it related to the corporate executives of the Company (and, in 1995-1996, Culbro) was based upon the stock price of Culbro Common Stock. In late 1996, the Culbro Board of Directors, on the recommendation of the Culbro Compensation Committee, approved the full vesting and termination of the 1995-1997 Performance Plan as it pertained to Culbro corporate executives. These awards totaled approximately $3.4 million and are being paid by the Company in three equal annual installments from 1997 to 1999. Such payments made in fiscal 1998 to the Named Executive Officers are set forth in the Summary Compensation Table.

DEFERRED INCENTIVE COMPENSATION PLAN

    The Company's Deferred Incentive Compensation Plan (the "Plan") was assumed from Culbro in connection with the Merger. The Plan is administered by the Compensation Committee, pursuant to which recipients of compensation, incentive compensation and directors' fees may elect to defer receipt thereof under a defined contribution arrangement. Amounts deferred earn interest, compounded quarterly, at the prime rate less 1%. Such amounts are not intended to be recognized for tax purposes until received. Participating recipients may designate the amount and the time periods of deferral. Participants have no vested rights in deferred amounts credited to their accounts and are general creditors of the Company until such amounts actually are paid. The Plan provides for the immediate payout of all deferred incentive compensation upon a "change of control" (as defined in the Plan).

SAVINGS PLAN

    The Culbro Board of Directors adopted a Savings Plan in 1982 (the "Savings Plan"), which Savings Plan was assumed by General Cigar in connection with the Merger. The Savings Plan covers salaried and hourly employees of the Company and its participating subsidiaries who are employed in the U.S., are over age 21 and have six months of service. In 1998, a participating employee could have (i) saved up to 5% of annual base salary through payroll deductions, with the Company contributing $0.40 on each dollar contributed and (ii) saved an additional 10% of annual base salary without receiving any matching contributions. Highly compensated employees are limited to an additional 3% of annual base salary without receiving any matching contributions. Contributions made in 1998 through payroll deductions not in excess of $10,000 per employee may have been accumulated as pre-tax savings pursuant to Section 401(k) of the Internal Revenue Code. Participants are permitted to choose to allocate their contributions among several alternative investment options.

    During the period from January 1, 1998 to December 31, 1998, the Company's matching contributions under the Savings Plan for the accounts of the Named Executive Officers are set forth in the "Summary Compensation Table" under Other Annual Compensation.

RETIREMENT PLAN

    Retirement benefits are payable under the Company's Employees Retirement Plan (the "Retirement Plan") for officers and other employees of the Company and its participating subsidiaries, which Retirement Plan General Cigar assumed from Culbro in connection with the Merger. Directors who are not employees do not participate. Benefits are accrued under the Plan on a career-average earnings basis and through 1998, the pension credit is 1.1% for annual compensation up to the individual's covered compensation as determined from published Social Security tables and 1.65% for annual compensation above said amounts. Compensation is the base rate of earnings as of the first business day of each plan year payable for service during the plan year excluding overtime, bonuses, incentive compensation or other additional compensation. The estimated annual benefits payable as a life annuity upon retirement at normal retirement age, which assumes service will continue until age 65 at 1998 base salaries, for Messrs. Cullman, Jr., Wollen, Aird and Green are $101,619, $65,031, $49,650 and $56,237, respectively. The retirement benefit of $182,218, subject to certain inflation adjustments, for Edgar M. Cullman reflects the fact that he deferred receipt since age 65 from 1983 to 1989.

INSURANCE AND HEALTH PROGRAMS

    The Company maintains a variety of employee welfare benefit plans providing life, hospitalization, medical and long-term disability insurance for its salaried and certain hourly paid employees, which plans were assumed from Culbro in connection with the Merger. In addition, the Company provides life, hospitalization and medical insurance for certain of its retired employees, which were also assumed from Culbro in connection with the Merger. The Company's aggregate contributions for such employee welfare benefit plans in fiscal 1998 amounted to approximately $3.2 million.

    In 1976, Culbro adopted an Executive Life Insurance Program (the "Program") pursuant to which insurance was purchased for middle and senior level officers and employees. Insurance coverage of $20,000 was provided for each $10,000 salary increment in excess of $50,000 and additional coverage of $10,000 was provided for each $10,000 salary increment in excess of $100,000 up to a maximum insurance coverage of $250,000. As of July 1, 1988 the Program was suspended and all benefits remain as they were as of that date. No new participants have been offered benefits under this Program since its suspension. In connection with the Merger, General Cigar assumed responsibility for the suspended benefits. The aggregate face amount of such coverage through November 28, 1998 was approximately $2.6 million. The amounts paid by the Company in fiscal 1998 as premiums totaled approximately $155,000, which was paid in part from loans against the cash value of said insurance policies and the balance in cash.

EDWARD B. POLITE AGREEMENT AND GENERAL RELEASE

    On August 3, 1998, the Company entered into an Agreement and General Release with Edward B. Polite (the "Polite Agreement") pursuant to which Mr. Polite resigned as Chief Operating Officer of the Company effective August 3, 1998 and agreed to be retained as a part time employee of the Company. Mr. Polite received a one-time payment of $340,000 in fiscal 1998 in connection with the execution of the Polite Agreement and the release by Mr. Polite of any claims that Mr. Polite might otherwise have had against the Company. Under the terms of the Polite Agreement, Mr. Polite agreed to provide services on special projects at the request of the Company during the remainder of 1998. Thereafter, Mr. Polite has agreed to provide similar services for 30 days in each of 1999 and 2000, for which he will receive a fee of $100,000 in each such year. In the event that Mr. Polite is requested to provide additional special project services, he will receive a per diem fee of approximately $3,333, to a maximum of $200,000 for a maximum of 60 days in each such year. The obligation of Mr. Polite to perform such services and the obligation of the

Company to make payments therefor terminate in the event that Mr. Polite accepts full time employment from another employer.

    During the term of the Polite Agreement, Mr. Polite will be entitled to participate fully in the Company's benefit plans, and will be permitted to continue to hold the options granted to him pursuant to the 1997 Stock Option Plan. Pursuant to the Polite Agreement, the terms governing the grant of such options were amended to provide that all of such options will become exercisable, to the extent not previously exercisable pursuant to the original terms thereof, in January, 2001. In addition, the Company paid or incurred expenses of approximately $595,000 in connection with Mr. Polite's relocation from Pennsylvania and for housing in Connecticut convenient to the Company's headquarters.

RETIREMENT OF JAY M. GREEN

    Mr. Green elected to retire at the end of his contract period on April 8, 1999. The Company agreed to extend the period during which he can exercise the options previously granted to him until March 31, 2000.

EMPLOYMENT AGREEMENT WITH NAMED EXECUTIVE OFFICER

    Mr. Wollen and the Company entered into an Employment Agreement (the "Agreement"), dated June 6, 1997, pursuant to which the Company agreed to employ Mr. Wollen in his current position and salary, subject to annual increases, until June 6, 2000. The Agreement specifies that if Mr. Wollen is terminated for any reason, other than "for cause" as defined, he would be paid 300% of his then current annual salary and would be vested in the Company's employee benefit plans in which he then participated.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION-INTERLOCKS AND
    INSIDERS PARTICIPATION

    The Compensation Committee, whose Chairman is Mr. Israel, supervises management compensation and employee benefits and administers the Company's pension, stock option, savings, health, incentive compensation and other employee benefit plans. It held three meetings in 1998 and one in early 1999. The Committee sets compensation for the executive officers of General Cigar and the senior officers of its principal subsidiary, General Cigar Co., Inc.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

    Pursuant to its authority to designate committees to exercise the powers and authority of the Board, the Board of Directors has designated the Compensation Committee to review, consider and approve the recommendations of management as to all compensation paid by the Company and its subsidiaries exceeding $75,000 per annum.

    Edgar M. Cullman, the Chairman of the Board, and Edgar M. Cullman, Jr., the Chief Executive Officer and President, are both members of the Cullman & Ernst Group which owns Common Stock representing approximately 66% of the total voting power of the Company's Common Stock. For many years they have declined to participate in the Company's Stock Option Plans and Edgar M. Cullman has never participated in the Annual Plan or the Long Term Performance Plan. For the first time in many years the Compensation Committee determined to pay a special bonus to Edgar M. Cullman for the Company's exceptional fiscal year 1997 results. See the "--Summary Compensation Table." No bonuses or incentive compensation was paid to any Named Executive Officer with respect to 1998.

POLICIES

    The Committee intends that stock options and cash performance awards serve as a significant part of executives' total compensation package, and thus they are granted and awarded in consideration of present and anticipated performance as well as past performance. Moreover, the stock options and cash performance awards are intended to offer the top executives significant long-term incentives to increase their efforts on behalf of the Company and to focus managerial efforts on enhancing stockholder value. In March 1996, the Culbro Board of Directors approved the adoption by the Culbro Compensation Committee of a guideline which would require that all employees and directors retain, during the period of their employment or service, not less than 50% of the aggregate of all (i) options granted, (ii) shares issued upon the exercise of options granted and (iii) shares awarded, in 1996 and thereafter, which guideline the Company's Board of Directors continues to follow. As indicated above, the Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in making its determinations with respect to stock option and performance award grants and awards to the individual senior executives, was guided by the percentage of the individual's base salary that the estimated value of the stock options and cash performance awards would comprise.

SALARY AND CASH BONUSES

    The Chief Executive Officer's salary was increased 12.5% in 1998. The Committee does not believe it need now adopt any policy with respect to the $1,000,000 deduction cap of Internal Revenue Code Section 162(m). While the Compensation Committee will continue to give due consideration to the deductibility of compensation payments on compensation arrangements with the Company's executive officers, the Compensation Committee will make its compensation decisions based on an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Compensation Committee in making its compensation decisions.

STOCK OPTION PLANS/EXCHANGE OF OPTIONS

    The Committee administers the plan described under "1997 Stock Plan." In past years options have been granted to approximately 15 employees including the Company's senior management (other than Edgar M. Cullman, who has declined to participate) and one or two senior officers at each of the Company's operating companies. In connection with the IPO the Committee granted options to approximately 40 officers and key employees of the Company.

    The Committee on December 14, 1998 granted options at the fair market value that day, $9.00 per share, in exchange for the options granted in connection with the IPO of $18.00 per share. All of the old options were exchanged for new options exercisable for 63% of the number of shares subject to the old options. The Board also approved the same exchange for the options held by the eligible non-employee directors of the Company. This was accomplished by canceling 488,600 options at an exercise price of $18.00 per share and granting 307,818 options at an exercise price of $9.00 per share. The vesting schedule and other terms and conditions of the options remain the same. The stock option tables do not reflect this exchange because it occurred after the end of the Company's 1998 fiscal year end.

LONG TERM PERFORMANCE PLAN

    The Committee administers the Long Term Performance Plan which is based upon financial performance of the Company over three-year cycles. Target goals in each category were set and incentive compensation, as a percentage of salary, was paid depending upon percentage of goal achieved. Earlier cycles resulted in immaterial amounts being paid to any Named Executive Officer. The fourth cycle (1995-1997) resulted in payments reflected in the Summary Compensation Table.

    In 1997 the Compensation Committee adopted the 1997-1999 Long Term Performance Plan (the "Plan"). Awards under the Plan for the three year performance period 1997-1999 are based upon appreciation in the price per share of General Cigar's Common Stock. Each participant has been assigned a target award percentage (expressed as a percentage of such participant's average base salary during the period 1997-1999) which will be fully paid to such participant if, after the release in early 2000 of the Company's 1999 fiscal year results, the price per share of General Cigar's Common Stock is greater than or equal to $37.25, which represents a compounded annual growth of 20% per year from the average closing price of the General Cigar Common Stock when the Plan was adopted. Lesser amounts would be paid if the stock price were to be between $29.80 and $37.25. No amounts would be paid under the Plan if the price is less than $29.80. Greater amounts are payable for prices up to $44.70 but any payments above that price would be at the discretion of the Committee. The predetermined target percentages of the Named Executive Officers are as follows:
Edgar M. Cullman, Jr. (75%), A. Ross Wollen (35%), and Joseph Aird (35%). Pursuant to their respective severance agreements, Messrs. Polite and Green could receive an allocated portion of their award under the Plan based on the number of years they worked under the Plan. Edgar M. Cullman does not participate in the Plan. Assuming a stock price of $44.70, the maximum percentage of salary of any Named Executive Officer would be 112.5%.

    At its December, 1998 meeting, the Committee approved the fifth cycle of the Long Term Performance Plan (1999-2001), which, like prior cycles, will depend upon achieving a compounded annual growth of 20% per year from the average price of the General Cigar Common Stock when the Plan was adopted.

ANNUAL INCENTIVE COMPENSATION PLAN

    The Committee established and administers the Annual Incentive Compensation Plan which is designed to recognize and reward meritorious performance during the previous fiscal year. Such compensation is based upon predetermined percentages of each recipient's annual salary and depends upon the achievement of specified financial and subjective goals.

    The Company's 1998 financial goal of actual results compared to plan was not achieved in 1998, and no incentive compensation was paid with respect to 1998 under the annual incentive compensation plan.

    The Committee has approved a 1999 Annual Incentive Plan for the officers of the Company. It follows the structure of the 1998 Annual Incentive Plan and depends upon the achievement of specified Company financial (70%) and subjective (30%) goals. The predetermined percentages of the Named Executive Officers are as follows: Edgar M. Cullman, Jr. (50%), A. Ross Wollen (35%), and Joseph Aird (35%).

    As in the past, Edgar M. Cullman will not participate in the Annual Incentive Plan. The Compensation Committee, however, intends to evaluate the Company's performance in 1999 and consider awarding him a special bonus if warranted, as it did for 1997.

COMPENSATION COMMITTEE                                    SECTION 162(M) SUBCOMMITTEE
--------------------------------------------------------  --------------------------------------------------------
Thomas C. Israel, Chairman                                Bruce A. Barnet
John L. Ernst                                             Dan W. Lufkin
Bruce A. Barnet                                           Francis T. Vincent, Jr.
Dan W. Lufkin
Peter J. Solomon
Francis T. Vincent, Jr.

    The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Cullman are members of the Board of Bloomingdale Properties, Inc., of which Mr. Ernst, a member of the Company's Compensation Committee, is Chairman and President. Mr. Cullman is Chairman of the Compensation Committee of Centaur Communications Limited, of which Mr. Sherren is chief executive officer. Mr. Sherren is a member of the Company's Board but does not serve on its Compensation Committee.

    Mr. Ernst, a member of the Compensation Committee, is a director of Griffin. Mr. Cullman is Chairman of the Board of Griffin. Neither Mr. Cullman nor Mr. Ernst is an employee of Griffin.

    Mr. Solomon is Chairman of Peter J. Solomon Company Limited ("PJSC") which provides the Company with strategic and financial advisory services as well as specific transaction-related advisory services pursuant to an engagement letter entered into by Culbro with PJSC and assumed by General Cigar in connection with the Merger. In 1998, PJSC was paid $166,661 in fees and disbursements for such advisory services.

    Real estate management and advisory services have been provided to the Company by Bloomingdale Properties, Inc., with which members of the Cullman & Ernst Group (see "Security Ownership of Management and Principal Holders") are associated. A fee of approximately $174,000 was paid by the Company in 1998 for management of the Company's New York office building and for other real estate advisory services. Mr. Ernst is Chairman and President of Bloomingdale Properties, Inc.

    See also Interests in Certain Transactions on page 8 for certain other interests.

                            STOCK PERFORMANCE GRAPH

    The following graph shows cumulative total return to stockholders on an initial investment of $100 in Class A Common Stock as compared to an initial investment of $100 in the Russell 2000 Index and General Cigar's two public company competitors, Swisher International Group, Inc. and Consolidated Cigar Holdings, Inc. from February 28, 1997, the first trading date of the Class A Common Stock, through November 28, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               GENERAL CIGAR HOLDINGS,                         SWISHER INTERNATIONAL GROUP,     CONSOLIDATED CIGAR HOLDINGS,
                        INC.              RUSSELL 2000 INDEX               INC.                             INC.
02/28/1997                       $100.00             $100.00                          $100.00                          $100.00
11/29/1997                       $102.17             $119.41                           $95.38                          $108.62
11/28/1998                        $43.21             $111.68                           $39.23                           $45.81

                                                                                28 FEB. 97   29 NOV. 97   28 NOV. 98
                                                                                -----------  -----------  -----------
GENERAL CIGAR HOLDINGS, INC...................................................   $  100.00    $  102.17    $   43.21
Russell 2000 Index............................................................      100.00       119.41       111.68
Swisher International Group, Inc..............................................      100.00        95.38        39.23
Consolidated Cigar Holdings, Inc..............................................      100.00       108.62        45.81

                    II. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending November 27, 1999. This selection was recommended by the Audit Committee of the Board of Directors. PricewaterhouseCoopers LLP, and its predecessor, Price Waterhouse LLP, have been the independent accountants for the Company for many years. The fees of PricewaterhouseCoopers LLP paid by the Company with respect to its 1998 fiscal year approximated $1,332,434.85 in total, $292,123.86 for audit services, $191,390 for tax services and $848,921 for consulting services. The consulting services were rendered in connection with the conversion to a new Company-wide computer system and in attaining Year 2000 compliance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF
  PRICEWATERHOUSECOOPERS LLP.

    The submission of this proposal to a vote of stockholders is not legally required. If this selection of PricewaterhouseCoopers LLP is not approved, the Board of Directors will reconsider its selection. A majority of the votes cast by the holders of shares of Common Stock (in person or by proxy), provided that Common Stock representing at least a majority of such votes is represented at the meeting, is required to adopt this proposal.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.
                            ------------------------

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IS AVAILABLE TO THE COMPANY'S STOCKHOLDERS WITHOUT CHARGE AT THE WEB SITE (HTTP://WWW.SEC.GOV/) MAINTAINED BY THE COMMISSION AND AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, DC 20549. COPIES ALSO MAY BE OBTAINED AT PRESCRIBED RATES AT THE COMMISSION'S REGIONAL OFFICE IN NEW YORK LOCATED AT 7 WORLD TRADE CENTER, 15TH FLOOR, NEW YORK, NEW YORK 10048. IN ADDITION, A LIMITED NUMBER OF COPIES ARE AVAILABLE TO STOCKHOLDERS AT THE COMPANY'S OFFICES AND MAY BE OBTAINED UPON WRITTEN REQUEST
TO:

                       GENERAL CIGAR HOLDINGS, INC.
                       387 PARK AVENUE SOUTH
                       NEW YORK, NEW YORK 10016-8899
                       ATTENTION: CORPORATE SECRETARY

Dated: March 8, 1999

                          General Cigar Holdings, Inc.
                             387 Park Avenue South
                           New York, N.Y. 10016-8899

                                     [LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS,
                                    TUESDAY,
                                 APRIL 20, 1999
                              AND PROXY STATEMENT

No. 1 - Election of Directors.                 Nominess: B.A. Barnet, J.L. Bernbach, E.M. Cullman, E.M. Cullman, Jr., S.R.
 FOR all nominess          WITHHOLD            Cullman, J.L. Ernst, T.C. Israel, D.W. Lufkin, G.V. Sherren, P.J. Solomon and F.T.
listed to the right        AUTHORITY           Vincent, Jr.
 (except as marked  to vote for all nominees
 to the contrary)     listed to the right      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that
       |_|                    |_|              nominee's name on the space provided below.)

                                               ----------------------------------------------------------------------------------

No. 2 - Approval of Selection of Independent Accountants.       To vote in accordance with the Board of Directors recommendations just sign below, no boxes need to be checked.
       FOR      AGAINST     ABSTAIN                                                                                          YES
       |_|        |_|         |_|                                                       I plan to attend the Annual Meeting. |_|






Signature __________________________________________ Signature _________________________________________ Date ____________ , 1999
NOTE: Please sign as name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trusteeor guardian, please give full title as such.
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

                        General Cigar Holdings, Inc.

    The undersigned holder of Common Stock of General Cigar Holdings, Inc. (the "Company") hereby authorizes and appoints Edgar M. Cullman, Edgar M. Cullman, Jr., and John L. Ernst, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Auditorium on the 11th floor of the offices of the Corporate Headquarters of Chase Manhattan Bank, 270 Park Avenue, New York, N.Y. at 10:00 A.M., local time, on April 20, 1999 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Company that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.

    Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

    Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

               (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)
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                                                                      Side
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